Exhibit 10.11

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

Amendment No. 2 to the Master Framework Agreement

This Amendment No. 2 to the Master Framework Agreement (“Amendment 2”) is entered into by and between Uber Technologies Inc., a Delaware corporation with its principal place of business at 1515 3rd Street, San Francisco, CA 94158 (“Uber”), and Serve Robotics Inc. a Delaware Corporation, with a place of business at 730 Broadway, Redwood City, CA 94063 (“Company”).

WHEREAS, Uber and Company entered into a Master Framework Agreement, effective September 3rd, 2021 (“Agreement”) and the Amendment No. 1 to the Master Framework Agreement, dated May 26, 2022 (“Amendment 1”), and desire to amend the Agreement.

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Amendment 2, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend the Agreement and Amendment 1 as follows:

1.	Unless otherwise defined herein, all capitalized terms set forth herein shall have the same meanings attributed to such terms in the Agreement and Amendment 1.

2.	The following capitalized terms shall be added to the definitions set forth in Section 1 of the Agreement and shall have the meaning set forth below:

“Uber User” means Delivery Recipients (as defined in the PAA), or other individuals that request, book or reserve services; Merchants (as defined in the PAA); or shippers, in each case utilizing the Uber Service or Uber Platform.

3.	Section 2.3.1 Exclusivity. The Parties agree to delete this clause in its entirety and replace with the text immediately below, to read as follows:

[***].

4.	Section 4.0 Company Obligations is hereby amended to include the following:

4.5 User Communications and Marketing. [***].

4.7 Secondary Monetization: The Parties will collaborate with one another in good faith to identify any opportunities through which the Parties can jointly monetize certain in- or on-PDD aspects of Uber Trips performed by Delivery Robots on the Uber Platform (i.e., monetization opportunities beyond the Net Payment for completed trips); provided, however, that Company may not engage in any secondary monetization of in- or on-PDD aspects of Uber Trips that has an adverse impact on Delivery Recipient experience or involves digital advertising unless mutually agreed upon by the Parties, in writing.

For the sake of clarity, [***].

5.	Section 6.3 Use and Display of Marks. The Parties agree to delete this clause in its entirety and replace it to read as follows:

6.3 Use and Display of Marks. Each Party (as a “Licensor”) hereby grants to the other Party (as a “Licensee”), a limited, royalty-free, non-exclusive, non-transferable, non-assignable, non-sublicensable license, to use and display the Licensor’s Marks, solely in connection with a Project Plan and only with Licensor’s express, written permission for each use or display (the “Marks License”); for the sake of clarity, a Licensor may provide such permission via email communication. The Parties agree to not unreasonably delay responses to requests for such permission, nor unreasonably withhold or condition such permission. All use of a Licensor’s Marks by Licensee must be in a form and format approved by Licensor; Licensee must not otherwise use or modify Licensor’s Marks without Licensor’s written consent. All goodwill related to Licensee’s use of Licensor’s Marks shall inure solely to the benefit of Licensor. Marks will at all times remain the exclusive property of the respective Licensor. Except as expressly set forth in this Agreement, Licensor does not, and shall not be deemed to, grant Licensee any license or rights under any intellectual property or other proprietary rights. All rights not granted herein are expressly reserved by Licensor.

6.3.1 Any Marks License granted by one Party to the other within the scope of this Agreement shall immediately cease upon termination of this Agreement; a Licensor may also revoke any specific permission to use and display Licensor’s Marks or may terminate a Marks License at any time. In either such event, the Licensee shall have a commercially reasonable period of time to wind down the usage of content associated with the terminated or revoked license. Nothing in the foregoing shall give rise to a Licensor’s claim for breach where a Licensee fails to remove or cease distributing or making available previously-published content, including without limitation blog and social media posts, displaying such other Party’s Marks, unless the Licensor has expressly and specifically requested such removal or termination of distribution in writing; in such events, the Licensee shall have a commercially reasonable period of time to take down the specified, previously-published content.

6.3.2 Provided the above, Company hereby grants Uber a Marks License to use and display Company’s Marks, renderings and still or video images on a) the Uber Platform, b) the Uber website and social media channels, c) emails or other materials provided to Merchants, and d) Uber’s published financials and related investor materials (“Investor Materials”). Uber hereby grants Company a Marks License to use and display Uber’s Marks on Company’s Investor Materials.

6.	This Amendment shall become effective on January 11, 2023 (“Amendment No. 2 Effective Date”) and expires or terminates upon the expiration or termination of the Agreement. The provisions of this Amendment shall survive expiration or termination to the extent set forth in the Agreement.

7.	Except as otherwise provided in this Amendment, all terms and conditions of the Agreement shall remain in full force and effect. To the extent this Amendment conflicts with the Agreement, the terms and conditions of this Amendment shall control.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

UBER TECHNOLOGIES INC.

By:	/s/ Noah Zych
Name:	Noah Zych
Title:	Global GM, Autonomous Mobility & Delivery
Date:	January 12, 2023

SERVE ROBOTICS, INC.

By:	/s/ Ali Kashani
Name:	Ali Kashani
Title:	Co-founder & CEO
Date:	January 12, 2023

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